Exhibit 10.26

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE AZURRX BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AZURRX BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

PATENT LICENSE AGREEMENT

THIS PATENT LICENSE AGREEMENT (this “Agreement”) is entered into effective as of the 27 day of March, 2019 (the “Effective Date”) by and between AzurRx BioPharma, Inc., a Delaware corporation (“Licensor”) and Laboratoires Mayoly Spindler SAS, a corporation created and organized under French laws (“Licensee”) (collectively, the “Parties” and each, a “Party”). Capitalized terms in this Agreement not otherwise defined will have the meaning set forth in Section 1.

WHEREAS, pursuant to that certain Asset Purchase Agreement by and between Licensor and Licensee dated as of the Effective Date (the “Asset Purchase Agreement”), Licensee is assigning to Licensor all of Licensee’s, right, title and interest in and to, among other things, the Licensed Patent Rights; and

WHEREAS, subject to the terms and conditions of this Agreement, Licensor wishes to grant, and Licensee wishes to receive, an exclusive, royalty-bearing license under the Licensed Patent Rights to Exploit the Licensed Products solely for sale and use in the Territory; and

NOW, THEREFORE, in consideration of the mutual promises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.
DEFINITIONS

The following definitions will control the construction of each of the following items wherever they appear in this Agreement.

1.1 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than 50% of the voting securities or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

1.2 “Applicable Law” means any laws, treaties, statutes, ordinances, judgments, decrees, directives, rules, injunctions, writs, regulations, binding arbitration rulings, orders, judicial or administrative interpretations or authorization of any Governmental Authority applicable to the manufacture, distribution, promotion, marketing, handling, storage and/or sale of and/or sale of any Licensed Product or the performance of either Party’s obligations under this Agreement, in each case to the extent applicable and relevant to such Party.

1.3 “Commercially Reasonable Efforts” means, with respect to activities that Licensee is required to perform hereunder with respect to Licensed Products, the level of effort that would generally be used by a similarly-situated company to conduct such activities for any product owned by it or to which it has rights, which is of comparable market potential, profit potential or strategic value to such party and is at a similar stage in its development or product life, taking into account, without limitation, issues of safety and efficacy, product profile, the proprietary position, the then-current competitive environment for such product, the likely timing of the product’s entry into the market, the then current market penetration, the return on investment potential of such product, the regulatory environment and status of the product, and other relevant scientific, technical and commercial factors, in each case as measured by the facts and circumstances at the time such efforts are due.

1.4 “Exploit” means to register, manufacture or have manufactured, sell, offer for sale, and “Exploitation” has a correlative meaning.

1.5 “Governmental Authority” means any court, governmental agency, department or commission or other governmental authority or instrumentality, including, but not limited to, the United States Food and Drug Administration.

1.6 “IFRS” shall mean International Financial Reporting Standards applied on a consistent basis.

1.7 “License Term” means the period that begins on the Effective Date and ends, on a country-by-country basis with respect to the countries in the Territory, on the date on which all Valid Claims applicable to Licensed Products that are sold or sued in such country have expired, have been held unenforceable or invalid and/or have been abandoned.

1.8 “Licensed Patent Rights” means: (i) the patents and patent applications in the Territory that are set forth on Appendix A hereto, (ii) any divisional, continuation and continuation-in-part (excluding new matter) applications in the Territory that claim priority based on any of the patents and patent applications set forth on Appendix A and (iii) any patents in the Territory that may issue from any of the foregoing, and any reexamination certificates, corrections, extensions, renewals and reissues with respect to any of the foregoing (in each case, solely within the Territory).

1.9 “Licensed Product” means any product or service or component of either of the foregoing, the Exploitation of which would, in the absence of the license granted to Licensee hereunder, infringe at least one Valid Claim (whether such Valid Claim is in an issued patent or a pending patent application).

1.10 “Net Sales” means the gross amounts invoiced by Licensee, any of its Affiliates or any Sublicensee for sales of a Licensed Product for use in a given country during the License Term that applies to such country to customers who are not Affiliates of Licensee or Sublicensees, less the following deductions determined in accordance with IFRS, as consistently applied by Licensee (or, if applicable, its Affiliate or a Sublicensee), to the extent such deduction is for an amount that was included in the invoiced amount of Licensed Product sales:

(i)
trade, quantity and cash discounts, coupons, rebates and other price reductions for the Licensed Product;

(ii)
credits and allowances for rejection or return of Licensed Products previously sold;

(iii)
amounts written off as bad debt; and

(iv)
sales and value-added taxes and other taxes and governmental charges related to sale of the Licensed Product (but not including taxes assessed against the net income derived from such sale).

1.11 “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint venture, non-profit organization, pool, syndicate, sole proprietorship, unincorporated organization, university, Governmental Authority or any other form of entity not specifically listed herein.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE AZURRX BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AZURRX BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

1.12 “Sublicensee” means: (i) any Third Party that has entered into an agreement with Licensee or any of its Affiliates sublicensing to such Third Party any of the rights granted to Licensee by Licensor pursuant to Section 2.1 and (ii) any other Third Party that has entered into a license agreement with any other Sublicensee sublicensing to such Third Party the rights granted to such Sublicensee.

1.13 “Territory” means [*****].

1.14 “Third Party” mean any Person other than Licensee, Licensor or any of their respective Affiliates.

1.15 “Valid Claim” means a claim of: (i) an issued and unexpired patent that is included in the Licensed Patent Rights, which claim has not been revoked or held unenforceable or invalid by a decision of a court of governmental agency of competent jurisdiction from which no further appeal can be taken or has been taken within the time allowed for appeal or (ii) a pending patent application that is included in the Licensed Patent Rights which was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application (provided that such prosecution has not been ongoing for more than seven (7) years from the date of entry into the national stage or request for reexamination, whichever is later, with respect to such claim in such country).

1.16 Additional Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Asset Purchase Agreement	Recitals
Applicable Infringement	6.2
Effective Date	Preamble
Invalidity Claim	6.4
Licensee	Preamble
Licensor	Preamble
Licensor Indemnitees	8.1
Losses	8.1
Parties	Preamble
Party	Preamble
Remaining Funds	6.2(ii)
Royalty Statement	4.3
Royalties	4.1
Sell-Off Period	5.3.2
Sublicense Income	4.2
Sublicense Income Payments	4.2
Term	5.1
Third Party Claims	8.1

2.
LICENSE GRANT

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE AZURRX BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AZURRX BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

2.1 License Grant. Licensor hereby grants to Licensee, during the License Term, an exclusive (subject to Section 2.2), sub-licensable, royalty-bearing (as provided in Section 4), non-transferable (except as permitted under Section 10.7) license under the Licensed Patent Rights, to Exploit any Licensed Products, solely for sale and use in the Territory.

2.2 Exclusivity. During the Term, Licensor shall not itself market, sell, offer for sale, and shall not grant any right to any of its Affiliates or to any Third Party to market, sell, offer for sale, any Licensed Product in the Territory. For the avoidance of doubt, during the Term, Licensor shall refrain from using the right to Exploit (and to license any Third Party to use and/or to Exploit) any and all Licensed Patent Rights that it has in connection with any Licensed Product to sell or commercialize Licensed Products in the Territory. This Section 2.2 shall not apply to a country in the Territory to the extent that the license granted under this Agreement has expired with respect to such country. It shall not be a breach of this Section 2.2 or of Section 2.1 for Licensor to develop, use, import or manufacture Licensed Products or to use any Licensed Patent Rights, in each case, in the Territory solely in connection with the development of a Licensed Product and/or for commercialization of a Licensed Product outside of the Territory.

2.3 Sublicenses. Licensee will notify Licensor in writing of each proposed Sublicensee and will provide Licensor with a copy of the applicable sublicense agreement promptly after the execution of the sublicense agreement. Licensee will ensure that the rights granted to each Sublicensee do not conflict with the provisions of this Agreement, and will be responsible to Licensor for the performance of each Sublicensee.

2.4 Reservation of Rights. Licensor reserves all rights not expressly granted to Licensee hereunder. Without limiting the foregoing, Licensor reserves the right to use (and to license any Third Party to use) any and all Licensed Patent Rights in connection with any Licensed Product for sale or use outside the Territory.

3.
DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

3.1 Generally. Licensee (itself or through Sublicensees) will use Commercially Reasonable Efforts to Exploit one or more Licensed Products for sale in the Territory. Licensee shall be solely responsible, at its expense, for all regulatory, marketing, promotional and pricing activities in connection with the Licensed Products for sale in the Territory. Licensee shall be responsible for obtaining marketing authorization in each country in the Territory at its sole cost and expense. At Licensor’s request, Licensee will, or will cause its Sublicensee to, enter into a pharmacovigilance agreement and any other reasonable or customary agreement that would be necessary to ensure the safe administration of the Licensed Product.

3.2 Minimum Sales Milestone. Licensee will use Commercially Reasonable Efforts to achieve [*****].

3.3 No Sales Outside Territory. Licensee will (and will require each Sublicensee to) use its best efforts to ensure that no Licensed Products manufactured or distributed by or on behalf of Licensee or any Sublicensee are introduced into any market outside the Territory. If Licensee becomes aware that any such Licensed Products are introduced to any market outside the Territory, Licensee will promptly notify Licensor and will reasonably cooperate with Licensor to stop the distribution and sale of such Licensed Products outside the Territory.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE AZURRX BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AZURRX BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

3.4 Manufacturing. Licensee shall have the sole responsibility for, subject to compliance with this Agreement and at its sole cost and expense, all manufacturing-related activities (including, but not limited to, all activities required to qualify a manufacturer and/or to enable the manufacture of Licensed Product) related to the sale of commercial Licensed Product in the Territory. Licensee will ensure that Licensed Product manufactured by or on behalf of it or Sublicensee will be manufactured in accordance with all Applicable Laws, including, but not limited to, current good manufacturing practices. Should Licensor establish manufacturing operations through a Third Party manufacturer for the sale of Licensed Product outside of the Territory, Licensor shall, at Licensee’s request, agree to negotiate in good faith a supply agreement (that, if it is receiving supply from a Third Party, substantially reflects its general supply terms) with Licensee for the Territory on a cost plus basis. Should Licensee decide to manufacture or have manufactured Licensed Product itself, Licensor shall reasonably assist Licensee, at Licensee’s expense (at a rate to be agreed between the parties in good faith) with its efforts to enable the manufacture of Licensed Product for use in the Territory.

4.
FINANCIAL TERMS

4.1 Royalties. Licensee shall pay Licensor royalties equal to [*****] of Net Sales (the “Royalties”). For the avoidance of doubt, the definition of Net Sales includes sales of Licensed Product by any Sublicensee (as well as sales by Licensee and its Affiliates).

4.2 Sublicense Income Payments. Licensee will pay Licensor [*****] of any up-front fees, milestone payments and other amounts (other than amounts included in Net Sales for which Royalties shall be payable as set forth in Section 4.1) received by Licensee or any of its Affiliates from any Sublicensee in consideration of the sublicensing of any Licensed Patent Rights (the “Sublicense Income”) within forty-five (45) days of the Sublicensee’s payment of such Sublicense Income to Licensee or its Affiliate. Such payments to Licensor are referred to herein as “Sublicense Income Payments”.

4.3 Royalty Statements: Within thirty (30) days after the end of each calendar quarter during the License Term during which any Net Sales are earned, Licensee will deliver to Licensor a complete and accurate report, giving such particulars of the business conducted during the preceding quarter under this Agreement as are pertinent to an accounting of Royalties that may be due to Licensor under this Agreement (the “Royalty Statement”). The Royalty Statement will include the following information:

(a)
the units of Licensed Product sold by Licensee, its Affiliates and any Sublicensees during such quarter;

(b)
gross sales for the Licensed Product by Licensee and any Sublicensees for such calendar quarter;

(c)
a detailed breakdown by category of deduction of the deductions taken from such gross sales amounts and the calculation of Net Sales for such calendar quarter;

(d)
a breakdown of Royalties due based on such Net Sales;

(e)
any Sublicense Income payments received from any Sublicensee; and

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE AZURRX BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AZURRX BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

(f)
a copy of each report from each Sublicensee as may be pertinent to an accounting of royalties and other payments that are due to Licensor.

4.4 Records and Audits. Licensee and its Affiliates will keep (and Licensee will cause any Sublicensees to keep) such books of account containing such particulars as may be reasonably necessary for the purpose of showing the amounts payable to Licensor under this Agreement during the most recent three (3) year period. During the License Term and for one (1) year thereafter, Licensee and its Affiliates will make (and Licensee will cause any Sublicensees to make) such books of account available (no more than once per year upon reasonable prior, written notice to Licensee) for inspection by Licensor and/or its designated accounting firm, for the purpose of verifying Licensee’s Royalty Statements. Licensor will be responsible for the cost of any such inspection; provided, however, that if an inspection shows for any year an underpayment in excess of [*****] of Royalties and Sublicense Income Payments payable with respect to any calendar year, then Licensee will reimburse Licensor for the reasonable, documented out-of-pocket expenses incurred by Licensor to conduct the inspection. In the event that any such inspection reveals an underpayment in the amount of Royalties and/or Sublicense Income Payments that should have been paid by Licensee to Licensor, then the underpaid amount will be paid within ten (10) business days after Licensor makes a demand therefor. Licensor will cause its accounting firm to retain all information subject to review under this Section in strict confidence. In addition, Licensee will have the right to require that such accounting firm, prior to conducting such inspection, enter into a reasonable non-disclosure agreement with Licensee regarding such information.

4.5 Form of Payment; Currency Conversions. All payments under this Agreement will be non-refundable and non-creditable, and will be paid in United States dollars by wire transfer or electronic funds transfer to such bank account as Licensor may from time-to-time designate by notice. For the purposes of determining Royalties and Sublicense Income Payments, Net Sales or Sublicense Income (as applicable) shall first be determined in the currency in which such Net Sales or Sublicense Income are earned and then converted to its equivalent in United States currency. The buying rates of exchange for the currencies involved into the currency of the United States quoted by Citibank (or its successor in interest) in New York, New York or any source of information agreed to by the Parties in writing, at the close of business on the last business day of the quarterly period in which the Net Sales were earned shall be used to determine any such conversion.

4.6 Late Payments. Interest will accrue on payments that are not disputed in good faith or paid when due from the date such payments are due at the prime rate of interest, as published in The Wall Street Journal (Eastern United States Edition) (or if such rate exceeds the maximum rate permitted by Applicable Law, the such lesser rate as is the maximum rate allowed pursuant to Applicable Law).

4.7 Taxes. Licensee will be responsible for all sales, use, value-added and other taxes, customs duties and other governmental charges with respect to the transactions contemplated by this Agreement, other than any income taxes of Licensor. The amounts payable by Licensee to Licensor pursuant to this Agreement will not be reduced on account of any taxes unless required by Applicable Law. Any taxes, duties, or other levies which Licensee is required by Applicable Law to withhold on remittance of any payment(s) due under this Agreement will be deducted from such payment(s) to Licensor and timely paid to the appropriate taxing authority. Licensee will secure and send to Licensor proof of any such taxes, duties or other levies withheld and paid by Licensee for the benefit of Licensor, and cooperate, at Licensor’s expense, with any reasonable request to help ensure that amounts withheld and/or paid are reduced and/or recovered to the extent permitted by the relevant jurisdiction.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE AZURRX BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AZURRX BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

5.
TERM AND TERMINATION

5.1 Term. This Agreement will become effective on the Effective Date and will remain in effect until the end of the License Term, unless and until terminated pursuant to Section 5.2 (the “Term”).

5.2 Termination.

5.2.1
Termination for Convenience by Licensee. Licensee may terminate this Agreement at any time upon three (3) months prior, written notice to Licensor.

5.2.2
Termination for Material Breach. This Agreement may be terminated upon ninety (90) days prior written notice by either Party if the other Party materially breaches any of the terms, conditions or provisions of this Agreement and fails to remedy the breach within such ninety (90) day period.

5.2.3
Termination for Challenge to Licensed Patent Rights. If Licensee, its Affiliate or Sublicensee challenges the validity or enforceability of any of the Licensed Patent Rights in any forum through any means, or otherwise indicate the payment of any royalty due under this Agreement is made under protest or with any objection on account of a claim by Licensee, its Affiliate or Sublicensee that any of the Licensed Patent Rights are invalid or unenforceable, Licensee agrees that Licensor shall have the right, but not the obligation, in addition to any other remedy it may have available to it at law and/or in equity, to terminate this Agreement immediately upon providing written notice of the same to Licensee.

5.3 Effect of Expiration or Termination. In the event of any expiration or termination of this Agreement:

5.3.1
Upon any termination of this Agreement, the license granted to Licensee under Section 2.1 shall terminate, subject to Section 5.3.2 below.

5.3.2
Notwithstanding anything to the contrary, for one hundred eighty (180) days following the effective date of any termination of this Agreement (the “Sell-Off Period”), Licensee (and its Affiliates and any Sublicensees) shall have the right, but not the obligation, to sell-off any excess Licensed Product that was manufactured or on order prior to the effective date of termination. Any revenues during the Sell-Off Period in connection with the sale of Licensed Products shall be subject to the Royalty payment provisions set forth herein.

5.4 Survival. The following provisions shall survive any expiration or termination of this Agreement: Section 1 (“Definitions”), Section 4.1 (“Royalties”) (to the extent provided in Section 5.3), Section 4.4 (“Records and Audits”), Section 4.5 (“Form of Payment; Currency Conversions”), Section 4.6 (“Late Payments”), Section 4.7 (“Taxes”), Section 5.3 (“Effect of Expiration or Termination”), this Section 5.4 (“Survival”), Section 7.2 (“Disclaimer”), Section 8 (“Indemnification”), Section 9 (“Liability”) and Section 10 (“Miscellaneous Provisions”).

6.
PROSECUTION, MAINTENANCE, ENFORCEMENT AND DEFENSE OF LICENSED INTELLECTUAL PROPERTY

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE AZURRX BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AZURRX BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

6.1 Prosecution and Maintenance. Licensor shall be responsible for, and shall use its commercially reasonable efforts in connection with, the prosecution and maintenance of any patent applications and patents included in the Licensed Patent Rights in each country in the Territory (to the extent such Licensed Patent Rights are currently registered in such country in the Territory). Licensor shall bear all fees, costs or expenses incurred in connection with its obligations under the prior sentence. In the event that the Licensor cannot afford or does not want to assume the prosecution or maintenance fees, costs and expenses, it may ask the Licensee to reimburse it for such fees, costs and expenses and Licensee shall reimburse such amounts within thirty (30) days of the relevant request; provided that, the Licensee shall be entitled to offset the amount reimbursed by Licensee to Licensor from the Royalties paid by Licensee to Licensor as set forth in Article 4.

6.2 Notice and Prosecution of Applicable Infringements. During the Term, if either Party learns of any potential infringement of the Licensed Patent Rights in the Territory (an “Applicable Infringement”), such Party shall promptly notify the other Party in writing and shall promptly provide such other Party with available evidence of such Applicable Infringement. Licensee shall have the first right, but not the obligation, to attempt to resolve such alleged Applicable Infringement at its own expense, including without limitation the filing of an infringement suit using counsel of its own choice. If Licensee does not secure cessation of such Applicable Infringement nor institute an infringement proceeding against an offending Third Party within one-hundred and eighty (180) days of learning of such Infringement (or if Licensee earlier determines that it does not wish to take action with respect to such Applicable Infringement and notifies Licensor of such), then Licensor may at its option and cost institute and control proceedings relating to such Applicable Infringement. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute and prosecute such Applicable Infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a party thereto). Any award paid by Third Parties as a result of an Applicable Infringement action undertaken pursuant to Section 6.2 (whether by way of settlement or otherwise) shall be allocated as follows:

(i)
the Party that has instituted and maintained such action, shall be entitled first to deduct all costs and expenses incurred by such party with respect to such action and from any remainder shall reimburse the other Party for any costs and expenses incurred by such other Party with respect to such action; and

(ii)
if after such deduction, reimbursement and payment any funds remain (the “Remaining Funds”), such Remaining Funds will be shared fifty percent (50%) to Licensee and fifty percent (50%) to Licensor.

6.3 Acknowledgement. For the avoidance of doubt, Licensor shall have the sole right, but not the obligation, in Licensor’s sole and absolute discretion, to attempt to resolve any potential infringement of the Licensed Patent Rights that is not covered by the definition of Applicable Infringement.

6.4 Invalidity Claims. If a Third Party at any time asserts a claim that any of the Licensed Patent Rights is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by either Party pursuant to Section 6.2 or otherwise, the Parties shall cooperate with respect to such Invalidity Claim, and Licensor shall, in consultation with Licensee (but subject to Licensor’s final decision on all matters) and at Licensor’s cost, use Commercially Reasonable Efforts to contest, and if necessary settle such Invalidity Claim.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE AZURRX BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AZURRX BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

7.
REPRESENTATIONS AND WARRANTIES; DISCLAIMER

7.1 Mutual Representations and Warranties. Each Party makes the following representations and warranties to the other Party as of the Effective Date:

7.1.1
Organization. Such Party (i) is a company validly existing and in good standing under the laws of the jurisdiction where such company was formed or incorporated, and (ii) has all necessary company power and authority to own its properties and to conduct its business, as currently conducted.

7.1.2
Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the company power of such Party, have been duly authorized by all necessary company proceedings of such Party, and this Agreement has been duly executed and delivered by such Party.

7.1.3
No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in a breach of any provision of such Party’s organizational documents; (ii) result in a material breach of any material agreement to which such Party is bound; (iii) result in a violation of any order to which such Party is subject; (iv) require such Party to obtain any material approval or consent from any governmental authority or other Third Party other than those consents and approvals which have been obtained prior to the date hereof; or (v) violate any Applicable Law applicable to such Party in any material respect.

7.1.4
Enforceability. This Agreement constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

7.2 Disclaimer. EXCEPT AS SET FORTH IN THIS SECTION 7 AND WITHOUT LIMITING ANY REPRESENTATIONS AND WARRANTIES MADE BY LICENSEE IN THE ASSET PURCHASE AGREEMENT, NEITHER PARTY MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND ARISING FROM OR RELATING TO THIS AGREEMENT OR SUCH PARTY’S PERFORMANCE HEREUNDER, OR THE LICENSED PATENT RIGHTS OR ANY LICENSED PRODUCT, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND ANY REPRESENTATIONS OR WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

8.
INDEMNIFICATION

8.1 Indemnity by Licensee. Licensee shall defend, at its cost, indemnify and hold harmless Licensor and its Affiliates, and their respective members, managers, directors, employees, officers and agents (collectively, the “Licensor Indemnitees”) from and against any and all liability, demands,

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE AZURRX BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AZURRX BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

damages, fines, costs and expenses (including, without limitation reasonable legal fees and expenses) and losses (including, without limitation, with respect to death, personal injury, illness or property damage) (collectively, “Losses”), in connection with any Third Party claim, complaint, demand, suit, action, investigation or proceeding (collectively, “Third Party Claims”) to the extent arising from (i) the Exploitation of any Licensed Product by or on behalf of Licensee, any of its Affiliates or any Sublicensee or (ii) breach by Licensee of any representation, warranty, covenant or other provision set forth in this Agreement.

8.2 Indemnity Procedures. In the event that Licensor intends to seek indemnification for any Third Party Claim under Section 8.1, Licensor shall inform Licensee of the Third Party Claim promptly after receiving notice of the Third Party Claim; provided, however, that any failure to provide such notice shall not relieve Licensee of its obligations under this Section 8.1 except to the extent the Licensee is materially prejudiced by such failure. Licensor shall permit Licensee to direct and control the defense of such Third Party Claim and shall provide such reasonable assistance as is reasonably requested by Licensee (at Licensee’s cost) in the defense of the Third Party Claim, provided that nothing in this Section 8.2 shall permit Licensee to make any admission on behalf of any Licensor Indemnitee, or to settle any claim or litigation which would impose any financial obligations on any Licensor Indemnitee without the prior, written consent of Licensor, such consent not to be unreasonably withheld or delayed.

9.
LIABILITY

9.1 Liability Exclusion. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS OR THE LIKE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR SUCH PARTY’S PERFORMANCE HEREUNDER, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE), AND NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

9.2 Limitation on Damages. EACH PARTY’S MAXIMUM CUMULATIVE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR SUCH PARTY’S PERFORMANCE HEREUNDER, REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE), WILL NOT EXCEED THE AGGREGATE AMOUNTS PAID TO LICENSOR BY LICENSEE UNDER THIS AGREEMENT DURING THE ONE (1) YEAR PERIOD PRECEDING THE DATE ON WHICH SUCH CLAIM ARISES.

9.3 Exceptions. Notwithstanding anything to the contrary, the exclusions and limitations of liability set forth in Section 9.1 and Section 9.2 will not apply: (i) to the extent that acts or omissions of a Party constitute fraud, willful misconduct, or the infringement or misappropriation of the other Party’s intellectual property rights, (ii) Licensee’s indemnity and defense obligations under Section 8.1 with respect to Third Party Claims or (iii) Licensee’s payment obligations under this Agreement.

10.
MISCELLANEOUS

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE AZURRX BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AZURRX BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

10.1 Compliance with Applicable Laws. Each Party agrees that it will comply with all Applicable Laws in carrying out its responsibilities under this Agreement.

10.2 Publicity. Any press releases regarding the relationship contemplated by this Agreement will be mutually agreed upon by the Parties (such agreement not to be unreasonably withheld or delayed by either Party); provided, however, that notwithstanding the foregoing (a) either Party may disclose to Third Parties or otherwise publicize the fact that Licensor has granted Licensee a license to Exploit the Licensed Patent Rights for the Licensed Product in the Territory and (b) nothing in this Agreement will prohibit a Party from disclosing this Agreement or the relationship contemplated by this Agreement to the extent required under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange.

10.3 Relationship of the Parties. The Parties are and will be independent contractors and neither Party has any right, power or authority to act or create any obligation on behalf of the other Party.

10.4 Notices. All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given: (a) on the date delivered, if personally delivered, (b) on the date sent by facsimile with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next business day delivery, or (d) upon receipt after mailing, if mailed by United States postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable party at the address set forth below; provided that a Party may change its address for receiving notice by the proper giving of notice hereunder:

if to Licensor, to:

AzurRx Biopharma, Inc.
760 Parkside Avenue
Downstate Biotechnology Incubator
Suite 304
Brooklyn, NY 11226
Tel: 646-699-7855
info@azurrx.com

with a copy to:

Lowenstein Sandler LLP
One Lowenstein Drive
Roseland, New Jersey 07068
Facsimile: (973) 597-2400
Attn: Michael J. Lerner, Esq.

if Licensee, to:

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE AZURRX BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AZURRX BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

Laboratoires Mayoly Spindler
6 avenue de l'Europe,
78401 Chatou, France
Attention: President

with a copy to:

Laboratoires Mayoly Spindler
6 avenue de l'Europe,
78401 Chatou, France
Attention: Legal Department

10.5 Unenforceable Provisions. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, and, if legally permitted, such offending provision shall be replaced with an enforceable provision that as nearly as possible effects the Parties’ intent.

10.6 Waiver and Amendment. No amendment or modification of any provision hereof will be effective unless in writing and signed by both Parties. No failure or delay by either Party in exercising any right, power, or remedy hereunder will operate as a waiver of any such right, power or remedy nor create an expectation of non-enforcement of that or any other provision or right. No waiver of any provision hereof will be effective unless in a signed writing by the person charged with making such waiver.

10.7 Assignment. Neither Party may transfer or assign this Agreement or assign any rights hereunder or delegate any duties hereunder without the other Party’s prior, written consent, such consent not to be unreasonably withheld. Notwithstanding the foregoing, (A) either Party may transfer or assign this Agreement, without any requirement to obtain the other Party’s consent: (i) to any of its Affiliates or (ii) in connection with any merger, consolidation, sale of all or substantially all assets, sale of equity interests or other change of control transaction involving such Party or such Party’s line of business to which this Agreement relates and (B) Licensor shall be entitled to assign the right to receive Royalties to any Third Party. Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.8 Governing Law. This Agreement and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the laws of the State of New York, U.S.A. applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof.

10.9 Jurisdiction; Venue, Service of Process. Licensor and Licensee each agrees to irrevocably submit to the sole and exclusive jurisdiction of the state and federal courts located in New York County, New York, U.S.A. for any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and hereby waives any objection to the laying of venue in such courts. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail or recognized international courier service to such Party’s address set forth in this Agreement shall be effective service of process.

10.10 Entire Agreement. This Agreement constitutes the final, complete and exclusive agreement of the Parties concerning the subject matter hereof, and supersedes all previous agreements,

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE AZURRX BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AZURRX BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

communications, representations and understandings, either oral or written, between the Parties relating to the subject matter hereof.

10.11 Headings. The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.12 Counterparts. This Agreement may be executed in two or more counterparts (which may be exchanged by facsimile or via email .pdf copies), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(signature page follows)

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE AZURRX BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AZURRX BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

AZURRX BIOPHARMA, INC.	LABORATOIRES MAYOLY SPINDLER SAS
By: /s/ Thijs Spoor	By: /s/ Claude Brunet
Name: Thijs Spoor	Name: Claude Brunet
Title: President & CEO	Title: Chief Executive Officer

[signature page to Patent License Agreement]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE AZURRX BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AZURRX BIOPHARMA, INC. IF PUBLICLY DISCLOSED.

Appendix A

Certain Licensed Patent Rights

[*****]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE AZURRX BIOPHARMA, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO AZURRX BIOPHARMA, INC. IF PUBLICLY DISCLOSED.